Exhibit 10.1

AMENDMENT NO. 1

TO

LOAN AND SECURITY AGREEMENT

This Amendment No. 1 to Loan and Security Agreement (this “Amendment”) is dated as of June 15, 2010 (the “Amendment Date”), and is entered into by and between Adept Technology, Inc., a Delaware corporation (the “Borrower”), and Silicon Valley Bank (“Bank”).  Capitalized terms used herein without definition shall have the same meanings given them in the Loan Agreement (as defined below).

Recitals

A.
Borrower and Bank have entered into that certain Loan and Security Agreement dated as of May 1, 2009 (as such agreement may be amended, restated or modified from time to time, the “Loan Agreement”), pursuant to which the Bank has agreed to extend and make available to Borrower certain advances of money.

B.
Borrower has informed Bank that it desires modifications to the Loan Agreement that (i) allow it to obtain LIBOR Rate Advances, (ii) modify the covenant structure, (iii) adjust the Borrowing Base, (iv) extend the maturity date,  and (v) make certain other changes to the Loan Agreement, in each case as more fully set forth in this Amendment.

C.
Subject to the representations and warranties of Borrower and upon the terms and conditions set forth in this Amendment, Bank is willing to so amend the Loan Agreement and to make the changes set forth in this Amendment.

Agreement

Now, therefore, in consideration of the foregoing Recitals and intending to be legally bound, the parties hereto agree as follows:

1.	Amendments to Loan Agreement.

1.1	Section 2.2A (General Provision Relating to the Advances). Section 2.2A of the Loan Agreement is amended in its entirety to read as follows:

“2.2A                 General Provisions Relating to the Advances.  Each Advance shall be in Dollars and, at Borrower’s option in accordance with the terms of this Agreement, shall be either in the form of a Prime Rate Advance or a LIBOR Rate Advance; provided, that in no event shall Borrower maintain at any time LIBOR Rate Advances having more than two different Interest Periods.  Borrower shall pay interest accrued on the Advances at the rates and in the manner set forth in Section 2.3(b).”

1.2	Section 2.3(b) (Prime Rate Advances; Payments; Float Charge). Section 2.3(b) of the Loan Agreement is amended in its entirety to read as follows:

“                 (b)           Prime Rate Advances; LIBOR Rate Advances; Payments; Float Charge.  Each Advance shall bear interest on the outstanding principal amount thereof from the date when made, continued or converted until paid in full at a rate per annum equal to (i) for Prime Rate Advances, the Prime Rate plus the applicable Prime Rate Margin, and (ii) for LIBOR Rate Advances, the LIBOR Rate plus the LIBOR Rate Margin. On and after the expiration of any Interest Period applicable to any LIBOR Rate Advance outstanding on the date of occurrence of an Event of Default or acceleration of the Obligations, the Effective Amount of such LIBOR Rate Advance shall, during the continuance of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Prime Rate plus 500 basis points.  Pursuant to the terms hereof, interest on each Advance shall be paid in arrears on each Interest Payment Date.  Interest shall also be paid on the date of any prepayment of any Advance pursuant to this Agreement for the portion of any Advance so prepaid and upon payment (including prepayment) in full thereof.  All accrued but unpaid interest on the Advances shall be due and payable on the Revolving Line Maturity Date.  Payments received after 12:00 p.m., Pacific prevailing time on a Business Day are considered received at the opening of business on the next Business Day.  When a payment shall be due on a day that is not a Business Day, the payment is due on the next Business Day and additional fees and interest shall accrue to such date.  In addition, so long as any principal or interest with respect to any Credit Extension remains outstanding, Bank shall be entitled to charge Borrower a 'float' charge in an amount equal to one Business Day’s interest, at the interest rate applicable to the outstanding Credit Extensions, on all payments received by Bank.  The float charge for each month shall be payable on the last calendar day of the month. Bank shall not, however, be required to credit Borrower's account for the amount of any item of payment which is unsatisfactory to Bank in its good faith business judgment, and Bank may charge Borrower's Designated Deposit Account for the amount of any item of payment which is returned to Bank unpaid.”

1.3	Section 2.3(e) ([Reserved.]). Section 2.3(e) of the Loan Agreement is amended in its entirety to read as follows:

“                 (e)           LIBOR Rate Advances.  The interest rate applicable to each LIBOR Rate Advance shall be determined in accordance with Section 3.6(a) hereunder.  Subject to Sections 3.6 and 3.7, such rate shall apply during the entire Interest Period applicable to such LIBOR Rate Advance, and interest calculated thereon shall be payable on the Interest Payment Date applicable to such LIBOR Rate Advance.”

1.4	Section 2.4 (Fees). Sections 2.4(a) and (c) of the Loan Agreement are amended in their entirety to read as follows:

“                 (a)           Facility Fee.  A facility fee of $25,000 (the “Facility Fee”), which fee shall be fully earned, non-refundable, due, and payable on the Amendment 1 Date, each anniversary thereof, and, if the Revolving Line is terminated prior to the first anniversary of the Amendment 1 Date, upon such termination of the Revolving Line;”

“                 (c)           Unused Revolving Line Facility Fee.  A fee (the “Unused Revolving Line Facility Fee”), payable quarterly, in arrears, on a calendar year basis, in an amount equal to 0.50% per annum of the average unused portion of the Revolving Line, as determined by Bank.  The unused portion of the Revolving Line, for purposes of this calculation, shall equal the difference between (x) the Revolving Line amount (as it may be reduced from time to time) and (y) the average for the period of the daily closing balance of the Revolving Line outstanding plus the sum of the aggregate, Dollar Equivalent amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve).  Borrower shall not be entitled to any credit, rebate or repayment of any Unused Revolving Line Facility Fee previously earned by Bank pursuant to this Section notwithstanding any termination of the Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder;”

1.5	Section 3.2 (Conditions Precedent to all Credit Extensions). Sections 3.2(a) and (b) of the Loan Agreement are amended in their entirety to read as follows:

“                 (a)           timely receipt of a Notice of Borrowing;

(b)           the representations and warranties in Section 5 shall be true in all material respects on the date of the Notice of Borrowing, and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension.  Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 remain true in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and”

1.6	Section 3.4 (Procedures for Borrowing Advances). Section 3.4 of the Loan Agreement is amended in its entirety to read as follows:

“3.4                 Procedures for Borrowing of Advances.

(a)           Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, each Advance shall be made upon Borrower’s irrevocable written notice delivered to Bank in the form of a Notice of Borrowing, each executed by a Responsible Officer of Borrower or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due.  Bank may rely on any e-mail, fax, or telephone notice given by a person whom Bank believes is a Responsible Officer or designee.  Borrower will indemnify Bank for any loss Bank suffers due to such reliance.  Such Notice of Borrowing must be received by Bank prior to 12:00 p.m. Pacific time, (i) at least 3 Business Days prior to the requested Funding Date, in the case of LIBOR Rate Advances, and (ii) on the requested Funding Date, in the case of Prime Rate Advances, specifying: (1) the amount of the Advance; (2) the requested Funding Date; (3) whether the Advance is to be comprised of LIBOR Rate Advances or Prime Rate Advances; and (4) the duration of the Interest Period applicable to any such LIBOR Rate Advances included in such notice; provided that if the Notice of Borrowing shall fail to specify the duration of the Interest Period for any Advance comprised of LIBOR Rate Advances, such Interest Period shall be 1 month.

(b)           The proceeds of all such Advances will then be made available to Borrower on the Funding Date by Bank by transfer to the Designated Deposit Account and, subsequently, by wire transfer to such other account as Borrower may instruct in the Notice of Borrowing.  No Advances shall be deemed made to Borrower, and no interest shall accrue on any such Advance, until the related funds have been deposited in the Designated Deposit Account.”

1.7	Sections 3.5 (Conversion and Continuation Elections). A new Sections 3.5 is hereby added to Loan Agreement by inserting Section 3.5 from Schedule 1 in its entirety into the Loan Agreement.

1.8	Sections 3.6 (Special Provisions Governing LIBOR Rate Advances). A new Sections 3.6 is hereby added to Loan Agreement by inserting Section 3.6 from Schedule 1 in its entirety into the Loan Agreement.

1.9
Sections 3.7 (Additional Requirements/Provisions Regarding LIBOR Rate Advances).  A new Sections 3.7 is hereby added to Loan Agreement by inserting Section 3.7 from Schedule 1 in its entirety into the Loan Agreement.

1.10	Section 5.3 (Accounts Receivable). Section 5.3 of the Loan Agreement is amended in its entirety to read as follows:

“5.3                 Accounts Receivable; Inventory.

(a)           For any Eligible Account in any Transaction Report, all statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing such Eligible Accounts are and shall be true and correct and all such invoices, instruments and other documents, and all of Borrower's Books are genuine and in all respects what they purport to be.  Whether or not an Event of Default has occurred and is continuing, Bank may notify any Account Debtor owing Borrower money of Bank’s security interest in such funds and verify the amount of such Eligible Account.  All sales and other transactions underlying or giving rise to each Eligible Account shall comply in all material respects with all applicable laws and governmental rules and regulations.  Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are Eligible Accounts in any Transaction Report.  To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.

(b)           For any item of Inventory consisting of “Eligible Inventory” in any Transaction Report, such Inventory (a) consists of raw materials and finished goods, in good, new, and salable condition, which is not perishable, returned, consigned, obsolete, not sellable, damaged, or defective, and is not comprised of demonstrative or custom inventory, works in progress, packaging or shipping materials, or supplies; (b) meets all applicable governmental standards; (c) has been manufactured in compliance with the Fair Labor Standards Act; (d) is not subject to any Liens, except the first priority Liens granted or in favor of Bank under this Agreement or any of the other Loan Documents; and (e) is located at the locations identified by Borrower or a Guarantor in its respective Perfection Certificate where Borrower or such Guarantor maintains Inventory (or any location approved by Bank in writing or permitted under Section 7.2).”

1.11	Section 6.3(c)(iii) (Payments Received by Borrower). Section 6.3(c)(iii) of the Loan Agreement is amended in its entirety to read as follows:

“                           (iii)           Payments Received by Borrower.  Whether or not an Event of Default has occurred and is continuing, Borrower shall immediately deliver all payments on and proceeds of Accounts to an account maintained with Bank to be applied (i) prior to an Event of Default, pursuant to the terms of Section 6.3(c)(ii) hereof, and (ii) after the occurrence and during the continuance of an Event of Default, pursuant to the terms of Section 9.4 hereof.”

1.12	Section 6.3(d) (Returns). Section 6.3(d) of the Loan Agreement is amended in its entirety to read as follows:

“                 (d)           Returns.  Provided no Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory to Borrower, Borrower shall promptly (i) determine the reason for such return, (ii) issue a credit memorandum to the Account Debtor in the appropriate amount, and (iii) provide a copy of such credit memorandum to Bank, upon request from Bank.  In the event any attempted return occurs after the occurrence and during the continuance of any Event of Default, Borrower shall immediately notify Bank of the return of the Inventory.”

1.13	Section 6.4 (Inventory; Returns). Section 6.4 of the Loan Agreement is amended in its entirety to read as follows:

“6.4                 Inventory; Returns.  Keep all Inventory in good and marketable condition, free from material defects (except for reserves for obsolete, not sellable, damaged or defective inventory taken in accordance with GAAP).  Subject to Section 6.3(d), returns and allowances between Borrower and its Account Debtors shall follow Borrower’s customary practices as they exist at the Effective Date.  Borrower must promptly notify Bank of all returns, recoveries, disputes and claims that involve more than $100,000.”

1.14	Section 6.8 (Financial Covenants). Section 6.8 of the Loan Agreement is amended in its entirety to read as follows:

“6.8                 Financial Covenants.

Borrower shall maintain at all times on a consolidated basis with respect to Borrower and its Subsidiaries:

(a)           Minimum Adjusted Quick Ratio.  Tested as of the last day of each month, an Adjusted Quick Ratio of not less than 1.25 to 1.00.

(b)           Liquidity.  Liquidity of not less than $3,500,000.

(c)           Minimum Three Month Rolling EBITDA.  Measured as of the end of each month during the following period, aggregate EBITDA for the month then ending and the two preceding months of not less than the following:

Period	Minimum Three Month EBITDA
June 1, 2010 through August 31, 2010	$1

(d)           Minimum Six Month Rolling EBITDA.  Measured as of the end of each month during the following periods, aggregate EBITDA for the month then ending and the five preceding months of not less than the following:

Period	Minimum Six Month EBITDA
September 1, 2010 through February 28, 2011	$500,000
March 1 and thereafter	$1,000,000

1.15	Section 6.13 (Formation or Acquisition of Subsidiaries). A new Section 6.13 is hereby added to the Loan Agreement by inserting the following in its entirety into the Loan Agreement:

“Formation or Acquisition of Subsidiaries.  At the time that Borrower forms any material (such materiality to be determined at the discretion of Bank) direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Effective Date, Borrower shall (a) cause such new Subsidiary to provide to Bank appropriate documentation to cause such Subsidiary to become a guarantor of the Obligations, together with such appropriate financing statements and/or Control Agreements, all in form and substance satisfactory to Bank (including being sufficient to grant Bank a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Bank appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance reasonably satisfactory to Bank, and (c) provide to Bank all other documentation in form and substance reasonably satisfactory to Bank, including one or more opinions of counsel reasonably satisfactory to Bank, which in its opinion is appropriate to make effective the guaranties and/or pledges; provided that in no event shall any foreign Subsidiary be required to become a Guarantor hereunder nor shall more than 66% of the total outstanding capital stock, of any class, of any foreign Subsidiary be required to be pledged hereunder.  Any document, agreement, or instrument executed or issued pursuant to this Section 6.13 shall be a Loan Document.”

1.16	Section 10 (Notices). Bank’s address in Section 10 of the Loan Agreement is hereby amended in its entirety to read as follows:

“If to Bank:                            Silicon Valley Bank
555 Mission St., Suite 900
San Francisco, CA 94105
Attn:  Kevin Wallace
Fax:  (415) 615-0214
Email: kwallace@svb.com”

1.17	Section 12.9 (Confidentiality). Section 12.9 of the Loan Agreement is hereby amended in its entirety to read as follows:

“12.9                 Confidentiality.  In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Bank, collectively, “Bank Entities”); (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use commercially reasonable efforts to obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of

Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein.  Confidential information does not include information that is either: (i) in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (ii) disclosed to Bank by a third party if Bank does not know that the third party is prohibited from disclosing the information.

Bank Entities may use the confidential information for reporting purposes and the development and distribution of databases and market analyses so long as such confidential information is aggregated and anonymized prior to distribution unless otherwise expressly prohibited by Borrower.  The provisions of the immediately preceding sentence shall survive the termination of this Agreement.”

1.18
Section 13 (Definitions).  The following definitions are hereby: (a) to the extent already defined in Section 13.2 of the Loan Agreement, amended in their entirety to read as follows, and (b) to the extent not already defined in that Section, added to Section 13.2 of the Loan Agreement:

““Adjusted Quick Ratio” means, on a consolidated basis with respect to Borrower and its Subsidiaries, a ratio of (i) Quick Assets to (ii) Current Liabilities.”

“Advance” or “Advances” means an advance (or advances) under the Revolving Line, including, without limitation, a LIBOR Rate Advance and a Prime Rate Advance.

““Amendment 1 Date” is June 15, 2010.”

“Anticipated Liquidations” are the liquidation, dissolution or other termination of the existence of Adept Technology Holdings, Inc., a Delaware corporation, Adept Technology Canada Holding Co., a Nova Scotia unlimited liability company, Adept Technology Canada Co., a Nova Scotia unlimited liability company, and Adept Global Technologies, a Cayman company, each if completed within twelve months  of the Amendment 1 Date and provided that each of the foregoing entities is dormant at the time of such liquidation, dissolution or other termination of existence.

““Asset Based Threshold” shall mean an Adjusted Quick Ratio of 1.50 to 1.00.  If Borrower’s Adjusted Quick Ratio is less than 1.50 to 1.00, Borrower is “below” the Asset Based Threshold.  If Borrower’s Adjusted Quick Ratio is not less than 1.50 to 1.00, Borrower is “at or above” the Asset Based Threshold.”

““Borrowing Base” is the sum of (a) 80% of Eligible Accounts, plus (b) 50% of Eligible Inventory (valued at the lower of cost or wholesale fair market value), plus (c) the amount, if any, by which Borrower’s and Guarantors’ unrestricted cash held at Bank exceeds $3,000,000, in each case as determined by Bank from Borrower’s most recent Transaction Report; provided, however, that Bank may decrease the foregoing percentages in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect Collateral.”

““Continuation Date” means any date on which Borrower elects to continue a LIBOR Rate Advance into another Interest Period.”

““Conversion Date” means any date on which Borrower elects to convert a Prime Rate Advance to a LIBOR Rate Advance or a LIBOR Rate Advance to a Prime Rate Advance.”

“Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.

““Domestic Cash” means the sum of (1) Borrower’s and Guarantors’ unrestricted cash and Cash Equivalents maintained in the United States of America with Bank, plus (2) Borrower’s and Guarantors’ unrestricted cash and Cash Equivalents maintained in the United States with a financial institution other than Bank, but only if such financial institution has entered into a Control Agreement with Bank and Bank has perfected its first priority security interest in such cash or Cash Equivalent.”

“EBITDA” shall mean, for any period of determination, on a consolidated basis with respect to Borrower and its Subsidiaries, (a) Net Income for such period, plus (b) the sum of the following, to the extent deducted in calculating Net Income for such period: (i) Interest Expense, (ii) provision for Federal, state, local and foreign income taxes payable in such period, (iii) depreciation and amortization expenses (including expenses arising from the amortization of existing warrants for Borrower’s capital stock), (iv) non-cash expenses related to stock-based compensation, (v) cash and non-cash expenses related to mergers and acquisitions permissible under Section 7.3 or related to restructuring charges (such cash expenses not to exceed $1,000,000 in the aggregate), (vi) any losses arising from or related to foreign currency exposure, and (viii) other non-recurring expenses of Borrower and its Subsidiaries which do not represent cash items in such period or any future period, minus (c) the sum of the following, to the extent included in calculating Net Income for such period: (i) interest income, (ii) extraordinary or non-recurring non-cash income or gains, (iii) any gains arising from or related to foreign currency exposure, (iv) Federal, state, local, and foreign income tax credits, and (v) all other non-cash items.

““Effective Amount” means with respect to any Advances on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowing and prepayments or repayments thereof occurring on such date.”

““Eligible Accounts” means Accounts which arise in the ordinary course of Borrower’s or a Guarantors’ business that meet all Borrower’s representations and warranties in Section 5.3(a).  Bank reserves the right at any time after the Effective Date to adjust any of the criteria set forth below and to establish new criteria in its good faith business judgment.  Unless Bank otherwise agrees in writing, Eligible Accounts shall not include:

(a)	Accounts for which the Account Debtor is Borrower’s Affiliate, officer, employee, or agent;

(b)	Accounts that the Account Debtor has not paid within 90 days of invoice date regardless of invoice payment period terms;

(c)	Accounts with credit balances over ninety (90) days from invoice date;

(d)	Accounts owing from an Account Debtor, 50% or more of whose Accounts have not been paid within 90 days of invoice date;

(e)
Accounts owing from an Account Debtor which does not have its principal place of business in the United States or Canada unless such Accounts are otherwise Eligible Accounts and (i) covered in full by credit insurance satisfactory to Bank, less any deductible, (ii) supported by letter(s) of credit acceptable to Bank, (iii) supported by a guaranty from the Export-Import Bank of the United States, or (iv) that Bank otherwise approves of in writing.;

(f)
Accounts billed and/or payable outside of the United States unless Bank has a first priority, perfected security interest or other enforceable Lien in such Accounts under all applicable laws, including foreign laws (sometimes called foreign invoiced accounts);

(g)
Accounts owing from an Account Debtor to the extent that Borrower or a Guarantor is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise - sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts), with the exception of customary credits, adjustments or discounts given to an Account Debtor by Borrower or a Guarantor in the ordinary course of its business;

(h)
Accounts owing from an Account Debtor, including Affiliates, whose total obligations to Borrower or a Guarantor exceed 25% of all Accounts, for the amounts that exceed that percentage, unless Bank approves in writing;

(i)
Accounts owing from an Account Debtor which is a United States government entity or any department, agency, or instrumentality thereof unless Borrower or a Guarantor has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;

(j)
Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, or other terms if Account Debtor’s payment may be conditional;

“sale on approval”, or other terms if Account Debtor’s payment may be conditional;

(k)	Accounts owing from an Account Debtor that has not been invoiced or where goods or services have not yet been rendered to the Account Debtor (sometimes called memo billings or pre-billings);

(l)
Accounts subject to contractual arrangements between Borrower or a Guarantor and an Account Debtor where payments shall be scheduled or due according to completion or fulfillment requirements where the Account Debtor has a right of offset for damages suffered as a result of Borrower’s, or the respective Guarantor’s, failure to perform in accordance with the contract (sometimes called contracts accounts receivable, progress billings, milestone billings, or fulfillment contracts);

(m)
Accounts owing from an Account Debtor the amount of which may be subject to withholding based on the Account Debtor’s satisfaction of Borrower’s, or the respective Guarantor’s, complete performance (but only to the extent of the amount withheld; sometimes called retainage billings);

(n)	Accounts subject to trust provisions, subrogation rights of a bonding company, or a statutory trust;

(o)
Accounts owing from an Account Debtor that has been invoiced for goods that have not been shipped to the Account Debtor unless Bank, Borrower or a Guarantor, and the Account Debtor have entered into an agreement acceptable to Bank in its sole discretion wherein the Account Debtor acknowledges that (i) it has title to and has ownership of the goods wherever located, (ii) a bona fide sale of the goods has occurred, and (iii) it owes payment for such goods in accordance with invoices from Borrower or the respective Guarantor (sometimes called “bill and hold” accounts);

(p)	Accounts for which the Account Debtor has not been invoiced;

(q)	Accounts that represent non-trade receivables or that are derived by means other than in the ordinary course of Borrower’s, or the respective Guarantor’s, business;

(r)	Accounts for which Borrower or a Guarantor has permitted the Account Debtor’s payment to extend beyond 90 days;

(s)
Accounts arising from chargebacks, debit memos, or other payment deductions taken by an Account Debtor (but only to the extent the chargeback or other deduction is not later determined to be invalid and subsequently collected by Borrower or a Guarantor);

(t)	Accounts arising from product returns and/or exchanges (sometimes called “warranty” or “RMA” accounts);

(u)	Accounts owing from an Account Debtor with respect to which Borrower or a Guarantor has received Deferred Revenue (but only to the extent of such Deferred Revenue);

(v)
Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business; and

(w)	Accounts for which Bank in its good faith business judgment determines collection to be doubtful.”

““Eligible Inventory” means Inventory (a) owned and in Borrower’s, or a Guarantor’s, possession, (b) located in the United States of America, (c) consisting of raw materials and finished goods, (d) meeting all of Borrower’s representations and warranties in Sections 5.2 and 5.3(b), and (e) otherwise acceptable to Bank in all respects.”

““Interest Payment Date” means, with respect to any LIBOR Rate Advance, the last day of each Interest Period applicable to such LIBOR Rate Advance and, with respect to Prime Rate Advances, the first day of each month (or, if that day of the month does not fall on a Business Day, then on the first Business Day following such date), and each date a Prime Rate Advance is converted into a LIBOR Rate Advance to the extent of the amount converted to a LIBOR Rate Advance.”

““Interest Period” means, as to any LIBOR Rate Advance, the period commencing on the date of such LIBOR Rate Advance, or on the conversion/continuation date on which the LIBOR Rate Advance is converted into or continued as a LIBOR Rate Advance, and ending on the date that is 1, 2 or 3 months thereafter, in each case as Borrower may elect in the applicable Notice of Borrowing or Notice of Conversion/Continuation; provided, however, that (a) no Interest Period with respect to any LIBOR Rate Advance shall end later than the Revolving Line Maturity Date, (b) the last day of an Interest Period shall be determined in accordance with the practices of the LIBOR interbank market as from time to time in effect, (c) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of a LIBOR Rate Advance, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day, (d) any Interest Period pertaining to a LIBOR Rate Advance that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period, and (e) interest shall accrue from and include the first

Business Day of an Interest Period but exclude the last Business Day of such Interest Period.”

““Interest Rate Determination Date” means each date for calculating the LIBOR for purposes of determining the interest rate in respect of an Interest Period.  The Interest Rate Determination Date shall be the second Business Day prior to the first day of the related Interest Period for a LIBOR Rate Advance.”

““LIBOR” means, for any Interest Rate Determination Date with respect to an Interest Period for any Advance to be made, continued as or converted into a LIBOR Rate Advance, the rate of interest per annum determined by Bank to be the per annum rate of interest at which deposits in United States Dollars are offered to Bank in the London interbank market (rounded upward, if necessary, to the nearest 0.0001%) in which Bank customarily participates at 11:00 a.m. (local time in such interbank market) two (2) Business Days prior to the first day of such Interest Period for a period approximately equal to such Interest Period and in an amount approximately equal to the amount of such Advance.”

““LIBOR Rate Advance” means an Advance that bears interest based at the LIBOR Rate.”

““LIBOR Rate” means, for each Interest Period in respect of LIBOR Rate Advances comprising part of the same Advances, an interest rate per annum (rounded upward, if necessary, to the nearest 0.0001%) equal to LIBOR for such Interest Period divided by one (1) minus the Reserve Requirement for such Interest Period.”

““LIBOR Rate Margin” is 400 basis points.”

““Liquidity”  means, on any date, (1) Domestic Cash plus (2) up to $1,500,000 of the Availability Amount then available to Borrower.”

““Net Billed Accounts Receivable” means accounts receivables net of reserves.

““Notice of Borrowing” means a notice given by Borrower to Bank in accordance with Section 3.2(a), substantially in the form of Exhibit D hereto, with appropriate insertions.”

““Notice of Conversion/Continuation” means a notice given by Borrower to Bank in accordance with Section 3.5, substantially in the form of Exhibit E, with appropriate insertions.”

“”Prime Rate Margin” is 175 basis points.”

““Quick Assets” means, on any date, (1) Borrower’s and Guarantors’ unrestricted cash and Cash Equivalents plus (2) Net Billed Accounts Receivable.”

““Regulatory Change” means, with respect to Bank, any change on or after the date of this Agreement in United States federal, state, or foreign laws or regulations, including Regulation D, or the adoption or making on or after such date of any interpretations, directives, or requests applying to a class of lenders including Bank, of or under any United States federal or state, or any foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.”

““Reserve Requirement” means, for any Interest Period, the average maximum rate at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such Interest Period under Regulation D against “Eurocurrency liabilities” (as such term is used in Regulation D) by member banks of the Federal Reserve System.  Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by Bank by reason of any Regulatory Change against (a) any category of liabilities which includes deposits by reference to which the LIBOR Rate is to be determined as provided in the definition of LIBOR or (b) any category of extensions of credit or other assets which include Advances.”

““Revolving Line Maturity Date” is June 15, 2012.”

1.19
Exhibit C to Loan Agreement (Form of Compliance Certificate).  Exhibit C to the Loan Agreement is hereby amended in its entirety by deleting it and replacing it with Exhibit C attached to this Amendment.

1.20	Exhibit D to Loan Agreement (Form of Notice of Borrowing). A new Exhibit D is hereby added to the Loan Agreement in the form of Exhibit D attached to this Amendment.

1.21	Exhibit E to Loan Agreement (Form of Notice of Conversion/Continuation). A new Exhibit E is hereby attached to the Loan Agreement in the form of Exhibit E attached to this Amendment.

2.	Borrower’s Representations and Warranties.

2.1	Borrower represents and warrants that:

(a)
immediately upon giving effect to this Amendment (i) as updated by reference to the information set forth on Schedule 2.1(c) and attachments thereto, the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (ii) no Event of Default has occurred and is continuing;

(b)	Borrower has the corporate power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

(c)
except as listed on Schedule 2.1(c), the certificate of incorporation, bylaws, and other organizational documents of Borrower delivered to Bank in connection with the execution of the Loan Agreement, remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

(d)
the execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized by all necessary corporate action on the part of Borrower;

(e)
this Amendment has been duly executed and delivered by the Borrower and is the binding obligation of Borrower, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights; and

(f)
as of the date hereof, it has no defenses against the obligations to pay any amounts under the Obligations.  Borrower acknowledges that Bank has acted in good faith and has conducted in a commercially reasonable manner its relationships with Borrower in connection with this Amendment and in connection with the Loan Documents.

2.2
Borrower understands and acknowledges that Bank is entering into this Amendment in reliance upon, and in partial consideration for, the representations and warranties in Section 2.1, and agrees that such reliance is reasonable and appropriate.

3.
Limitation.  The amendments set forth in Section 1 shall be limited precisely as written and shall not be deemed (a) to be a waiver or modification of any other term or condition of the Loan Agreement or of any other instrument or agreement referred to therein or to prejudice any right or remedy which Bank may now have or may have in the future under or in connection with the Loan Agreement or any instrument or agreement referred to therein; or (b) to be a consent to any future amendment or modification or waiver to any instrument or agreement the execution and delivery of which is consented to hereby, or to any waiver of any of the provisions thereof.  Except as expressly amended hereby, the Loan Agreement shall continue in full force and effect.  All other Loan Documents shall continue in full force and effect.  This Amendment is a Loan Document and any breach of this Amendment by Borrower shall be an immediate Event of Default under the Loan Agreement.

4.	Effectiveness. This Amendment shall become effective upon the satisfaction of all of the following conditions precedent:

4.1	Amendment. Borrower and Bank shall have duly executed and delivered this Amendment to Bank.

4.2
Updated Guarantor Resolutions.  Bank shall have received from each Guarantor a duly executed Corporate Guarantor Certificate (substantially in the form provided by Bank) or other evidence satisfactory to Bank that each Guarantor has adopted authorizing resolutions in form and substance satisfactory to Bank.

4.3	Reaffirmation of Guaranty. Each Guarantor shall have duly executed and delivered to Bank the Reaffirmation of Unconditional Secured Guaranty substantially in the form of Exhibit A to this Amendment.

4.4	Bank Expenses. Borrower shall have paid all Bank Expenses incurred through the date of this Amendment.

5.
Loan Fee.  Borrower previously paid to Bank a $30,000 loan fee (the “Prior Loan Fee Payment”) on the first anniversary of the Effective Date, as required by Section 2.4(a) of the Loan Agreement (as in effect prior to this Amendment) (the “First Anniversary Loan Fee Payment Requirement”).  The loan fee required to be paid by Borrower on the Amendment 1 Date pursuant to Section 2.4(a) of the Loan Agreement (as amended by this Amendment) is intended to be a replacement of, and not in addition to, the First Anniversary Loan Fee Payment Requirement.  Therefore, the Prior Loan Fee Payment shall be applied to the loan fee due on the Amendment 1 Date and to any Bank Expenses required to be paid pursuant to Section 4.4.  The excess remaining after such application, if any, shall be refunded to Borrower.

6.
Counterparts.  This Amendment may be signed in any number of counterparts, and by different parties hereto in separate counterparts, with the same effect as if the signatures to each such counterpart were upon a single instrument.  All counterparts shall be deemed an original of this Amendment.

7.
Integration.  This Amendment and any documents executed in connection herewith or pursuant hereto contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, offers and negotiations, oral or written, with respect thereto and no extrinsic evidence whatsoever may be introduced in any judicial or arbitration proceeding, if any, involving this Amendment; except that any financing statements or other agreements or instruments filed by Bank with respect to Borrower shall remain in full force and effect.

8.
Governing Law; Venue.  THIS AMENDMENT SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.  Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California.

[Remainder of page intentionally left blank - signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to Loan and Security Agreement to be executed as of the Amendment Date.

Borrower:	Adept Technology, Inc.
a Delaware corporation

By: /s/ Lisa Cummins Printed Name: Lisa Cummins Title: Vice President & CFO

Bank:	Silicon Valley Bank

By: /s/ Kevin Wallace Printed Name: Kevin Wallace Title: Relationship Manager

Schedule 1

3.5 Conversion and Continuation Elections.

(a) So long as (i) no Event of Default or Default exists or has occurred and is continuing; (ii) Borrower shall not have sent any notice of termination of this Agreement; and (iii) Borrower shall have complied with such customary procedures as Bank has established from time to time for Borrower’s requests for LIBOR Rate Advances, Borrower may, upon irrevocable written notice to Bank:

(1)	elect to convert on any Business Day, Prime Rate Advances into LIBOR Rate Advances;

(2)	elect to continue on any Interest Payment Date any LIBOR Rate Advances maturing on such Interest Payment Date; or

(3)	elect to convert on any Interest Payment Date any LIBOR Rate Advances maturing on such Interest Payment Date into Prime Rate Advances.

(b) Borrower shall deliver a Notice of Conversion/Continuation in accordance with Section 10 to be received by Bank prior to 12:00 p.m. Pacific time (i) at least three (3) Business Days in advance of the Conversion Date or Continuation Date, if any Advances are to be converted into or continued as LIBOR Rate Advances; and (ii) on the Conversion Date, if any Advances are to be converted into Prime Rate Advances, in each case specifying the:

(1)	proposed Conversion Date or Continuation Date;

(2)	aggregate amount of the Advances to be converted or continued;

(3)	nature of the proposed conversion or continuation; and

(4)	duration of the requested Interest Period.

(c) If upon the expiration of any Interest Period applicable to any LIBOR Rate Advances, Borrower shall have timely failed to select a new Interest Period to be applicable to such LIBOR Rate Advances, Borrower shall be deemed to have elected to convert such LIBOR Rate Advances into Prime Rate Advances.

(d) Any LIBOR Rate Advances shall, at Bank’s option, convert into Prime Rate Advances in the event that (i) an Event of Default or Default shall exist or shall have occurred and be continuing, or (ii) the aggregate principal amount of the Prime Rate Advances which have been previously converted to LIBOR Rate Advances, or the aggregate principal amount of existing LIBOR Rate Advances continued, as the case may be, at the beginning of an Interest Period shall at any time during such Interest Period exceed the Revolving Line.  Borrower agrees to pay Bank, upon demand by Bank (or Bank may, at its option, charge the Designated Deposit Account or any other account Borrower maintains with Bank) any amounts required to compensate Bank for any loss (including loss of anticipated profits), cost, or expense incurred by Bank, as a result of the conversion of LIBOR Rate Advances to Prime Rate Advances pursuant to this Section 3.5(d).

Schedule 1 - Page 1

(e) Notwithstanding anything to the contrary contained herein, Bank shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable LIBOR market to fund any LIBOR Rate Advances, but the provisions hereof shall be deemed to apply as if Bank had purchased such deposits to fund the LIBOR Rate Advances.

3.6 Special Provisions Governing LIBOR Rate Advances.   Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to LIBOR Rate Advances as to the matters covered:

(a) Determination of Applicable Interest Rate.  As soon as practicable on each Interest Rate Determination Date, Bank shall determine (which determination shall, absent manifest error in calculation, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Rate Advances for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower.

(b) Inability to Determine Applicable Interest Rate.  In the event that Bank shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Rate Advance, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Advance on the basis provided for in the definition of LIBOR, Bank shall on such date give notice (by facsimile or by telephone confirmed in writing) to Borrower of such determination, whereupon (i) no Advances may be made as, or converted to, LIBOR Rate Advances until such time as Bank notifies Borrower that the circumstances giving rise to such notice no longer exist, and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Borrower with respect to Advances in respect of which such determination was made shall be deemed to be rescinded by Borrower.

(c) Compensation for Breakage or Non-Commencement of Interest Periods.  Borrower shall compensate Bank, upon written request by Bank (which request shall set forth the manner and method of computing such compensation), for all reasonable losses, expenses, unrealized gains and liabilities (including any interest paid by Bank to lenders of funds borrowed by it to make or carry its LIBOR Rate Advances, any loss, expense or liability incurred by Bank in connection with the liquidation or re-employment of such funds, and, in the case of complete or partial principal payments or conversions of LIBOR Rate Advances prior to the last day of the applicable Interest Period, any amount by which (A) the additional interest which would have been payable on the amount so prepaid or converted had it not been paid or converted until the last day of the applicable Interest Period exceeds (B) the interest which would have been recoverable by Bank by placing the amount so received on deposit in the certificate of deposit markets, the offshore currency markets, or United States Treasury investment products, as the case may be, for a period starting on the date on which it was so paid or converted and ending on the last day of such Interest Period at the interest rate determined by Bank in its reasonable discretion), if any, that Bank may incur: (i) if for any reason (other than a default by Bank or due to any failure of Bank to fund LIBOR Rate Advances due to impracticability or illegality under Sections 3.7(d) and 3.7(e)) a borrowing or a conversion to or continuation of any LIBOR Rate Advance does not occur on a date specified in a Notice of Borrowing or a Notice of Conversion/Continuation, as the case may be, or (ii) if for any reason (including voluntary or mandatory prepayment or acceleration) any complete or partial principal payment or any conversion of any of Borrower’s LIBOR Rate Advances occurs on a date prior to the last day of

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an Interest Period applicable to that Advance.  Bank’s determination as to such amount shall be conclusive absent manifest error.  Borrower shall immediately notify Borrower’s account officer at Bank if any of the situations described in (ii) above occur.

(d) Assumptions Concerning Funding of LIBOR Rate Advances.  Calculation of all amounts payable to Bank under this Section 3.6 and under Section 3.7 shall be made as though Bank had actually funded each of its relevant LIBOR Rate Advances through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to the definition of LIBOR Rate in an amount equal to the amount of such LIBOR Rate Advance and having a maturity comparable to the relevant Interest Period; provided, however, that Bank may fund each of its LIBOR Rate Advances in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 3.6 and under Section 3.7.

(e) LIBOR Rate Advances After Default.  After the occurrence and during the continuance of an Event of Default, (i) Borrower may not elect to have an Advance be made or continued as, or converted to, a LIBOR Rate Advance after the expiration of any Interest Period then in effect for such Advance and (ii) subject to the provisions of Section 3.6(c), any Notice of Conversion/Continuation given by Borrower with respect to a requested conversion/continuation that has not yet occurred may, at Bank’s option, be deemed to be rescinded by Borrower and be deemed a request to convert or continue Advances referred to therein as Prime Rate Advances.

3.7 Additional Requirements/Provisions Regarding LIBOR Rate Advances.

(a) [Reserved.]

(b) Borrower shall pay Bank, upon demand by Bank, from time to time such amounts as Bank may determine to be necessary to compensate it for any costs incurred by Bank that Bank determines are attributable to its making or maintaining of any amount receivable by Bank hereunder in respect of any LIBOR Rate Advances relating thereto (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from any Regulatory Change which:

(i)
changes the basis of taxation of any amounts payable to Bank under this Agreement in respect of any LIBOR Rate Advances (other than changes which affect taxes measured by or imposed on the overall net income of Bank by the jurisdiction in which Bank has its principal office);

(ii)
imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with, or other liabilities of Bank (including any LIBOR Rate Advances or any deposits referred to in the definition of LIBOR); or

(iii)	imposes any other condition affecting this Agreement (or any of such extensions of credit or liabilities).

Bank will notify Borrower of any event occurring after the Closing Date which will entitle Bank to compensation pursuant to this Section 3.7(b) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation.  Bank will furnish Borrower with a statement setting forth the basis and amount of each request by Bank for compensation under this Section 3.7(b).  Determinations and allocations by Bank for purposes of this Section 3.7(b) of the effect of any Regulatory Change on its costs of maintaining its

Schedule 1 - Page 3

obligations to make LIBOR Rate Advances, of making or maintaining LIBOR Rate Advances, or on amounts receivable by it in respect of LIBOR Rate Advances, and of the additional amounts required to compensate Bank in respect of any Additional Costs, shall be conclusive absent manifest error.

(c) If Bank shall determine that the adoption or implementation of any applicable law, rule, regulation, or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its applicable lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on capital of Bank or any person or entity controlling Bank (a “Parent”) as a consequence of its obligations hereunder to a level below that which Bank (or its Parent) could have achieved but for such adoption, change, or compliance (taking into consideration policies with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time, within 15 days after demand by Bank, Borrower shall pay to Bank such additional amount or amounts as will compensate Bank for such reduction.  A statement of Bank claiming compensation under this Section 3.7(c) and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error.

(d) If, at any time, Bank, in its sole and absolute discretion, determines that (i) the amount of LIBOR Rate Advances for periods equal to the corresponding Interest Periods are not available to Bank in the offshore currency interbank markets, or (ii) LIBOR does not accurately reflect the cost to Bank of lending the LIBOR Rate Advances, then Bank shall promptly give notice thereof to Borrower.  Upon the giving of such notice, Bank’s obligation to make the LIBOR Rate Advances shall terminate; provided, however, LIBOR Rate Advances shall not terminate if Bank and Borrower agree in writing to a different interest rate applicable to LIBOR Rate Advances.

(e) If it shall become unlawful for Bank to continue to fund or maintain any LIBOR Rate Advances, or to perform its obligations hereunder, upon demand by Bank, Borrower shall prepay the LIBOR Rate Advances in full with accrued interest thereon and all other amounts payable by Borrower hereunder (including, without limitation, any amount payable in connection with such prepayment pursuant to Section 3.6(c)(ii)).  Notwithstanding the foregoing, to the extent a determination by Bank as described above relates to a LIBOR Rate Advance then being requested by Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Borrower shall have the option, subject to the provisions of Section 3.6(c)(ii), to (i) rescind such Notice of Borrowing or Notice of Conversion/Continuation by giving notice (by facsimile or by telephone confirmed in writing) to Bank of such rescission on the date on which Bank gives notice of its determination as described above, or (ii) modify such Notice of Borrowing or Notice of Conversion/Continuation to obtain a Prime Rate Advance or to have outstanding Advances converted into or continued as Prime Rate Advances by giving notice (by facsimile or by telephone confirmed in writing) to Bank of such modification on the date on which Bank gives notice of its determination as described above.

 Schedule 1 - Page 4